                                                                     EXHIBIT 7.1

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.

                             FINANCIAL STATEMENTS

                          December 31, 1999 and 1998

                                C O N T E N T S

Independent Auditors' Report................................................    3

Balance Sheet...............................................................    4

Statements of Revenues, Expenses and Changes in Members' Capital (Deficit)..    6

Statements of Cash Flows....................................................    7

Notes to the Financial Statements...........................................    8

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


To the Members of
Vista Photographic and Video Group, Ltd.
Carrollton, Texas


We have audited the accompanying balance sheet of Vista Photographic and Video Group, Ltd. as of December 31, 1999 and the related statements of revenues, expenses and changes in members' capital (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vista Photographic and Video Group, Ltd. as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result for the outcome of the uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
June 28, 2000

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
                                 Balance Sheet


                                    ASSETS
                                    ------

                                                            December 31,
                                                                1999
                                                            -------------
CURRENT ASSETS

 Cash                                                       $       8,684
 Accounts receivable, net (Note 2)                                 29,418
                                                            -------------

   Total Current Assets                                            38,102
                                                            -------------

PROPERTY AND EQUIPMENT (Note 3)

 Video equipment                                                  188,600
 Furniture and fixtures                                            38,080
 Leasehold improvements                                            17,649
 Less: accumulated depreciation                                  (112,878)
                                                            -------------

   Total Property and Equipment                                   131,451
                                                            -------------

OTHER ASSETS

 Deposits                                                           3,500
                                                            -------------

   Total Other Assets                                               3,500
                                                            -------------

   TOTAL ASSETS                                             $     173,053
                                                            =============

  The accompanying notes are an integral part of these financial statements.

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
                           Balance Sheet (Continued)


                  LIABILITIES AND MEMBERS' CAPITAL (DEFICIT)
                  ------------------------------------------

                                                            December 31,
                                                                1999
                                                            -------------
CURRENT LIABILITIES

 Accounts payable                                           $      25,468
 Accrued expenses                                                  76,725
 Unearned revenue                                                   5,250
 Notes payable - related (Note 4)                                 225,000
 Line of credit (Note 5)                                          145,601
                                                            -------------

  Total Current Liabilities                                       478,044
                                                            -------------

  Total Liabilities                                               478,044
                                                            -------------

COMMITMENTS AND CONTINGENCIES (Note 6)

MEMBERS' CAPITAL (DEFICIT)                                       (304,991)
                                                            -------------

  TOTAL LIABILITIES AND MEMBERS' CAPITAL (DEFICIT)          $     173,053
                                                            =============

  The accompanying notes are an integral part of these financial statements.

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
  Statements of Revenues, Expenses and Changes in Members' Capital (Deficit)

                                                   For the Years Ended
                                                       December 31,
                                                  ----------------------
                                                     1999        1998
                                                  ----------  ----------
SALES, NET                                        $ 377,438   $ 339,377

COST OF GOODS SOLD                                  173,340     129,858
                                                  ---------   ---------

 Gross Margin                                       204,098     209,519
                                                  ---------   ---------

OPERATING EXPENSES

 Depreciation expense                                45,026      41,561
 General and administrative expenses                287,856     294,215
                                                  ---------   ---------

  Total Operating Expenses                          332,882     335,776
                                                  ---------   ---------

  (Loss) from Operations                           (128,784)   (126,257)
                                                  ---------   ---------

OTHER (EXPENSE)

 Interest expense                                   (27,752)    (20,326)
 Bad debt expense                                   (16,307)     (2,031)
                                                  ---------   ---------

  Total Other Income (Expense)                      (44,059)    (22,357)
                                                  ---------   ---------

EXCESS OF EXPENSES OVER REVENUES                   (172,843)   (148,614)

MEMBERS' CAPITAL (DEFICIT) - BEGINNING             (132,178)    (83,574)

MEMBERS' CAPITAL CONTRIBUTIONS                           30     100,010
                                                  ---------   ---------

MEMBERS' CAPITAL (DEFICIT) - ENDING               $(304,991)  $(132,178)
                                                  =========   =========

  The accompanying notes are an integral part of these financial statements.

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
                           Statements of Cash Flows

                                                        For the Years Ended
                                                            December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net (loss)                                            $(172,843)  $(148,614)
 Adjustments to reconcile net (loss) to net
  cash used in operating activities:
  Depreciation and amortization                           45,026      41,561
  Bad debt expense                                        16,307       2,031
 Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable             (35,017)     53,818
  Increase (decrease) in accounts payable                 11,098      (7,804)
  Increase (decrease) in accrued expenses                 56,168      11,506
  Increase (decrease) in unearned revenue                 (1,468)    (16,041)
                                                       ---------   ---------

   Net Cash provided (Used) in Operating Activities      (80,729)    (63,543)
                                                       ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES

 Purchases of property and equipment                     (29,912)    (10,163)
                                                       ---------   ---------

   Net Cash Used in Investing Activities                 (29,912)    (10,163)
                                                       ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES

 Payments on notes payable                               (24,410)    (21,691)
 Capital contributions                                        30     100,010
 Payments on notes payable - related parties                   -      (7,369)
 New borrowings from related parties                     137,533           -
                                                       ---------   ---------

   Net Cash Provided by Financing Activities             113,153      70,950
                                                       ---------   ---------

NET INCREASE (DECREASE) IN CASH                            2,512      (2,756)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                         6,172       8,928
                                                       ---------   ---------

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                           $   8,684   $   6,172
                                                       =========   =========

CASH PAID FOR:

 Interest                                              $  27,752   $  20,326

  The accompanying notes are an integral part of these financial statements.

 Income taxes                                          $       -   $       -


                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
                       Notes to the Financial Statements
                          December 31, 1999 and 1998


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

         The financial statements presented are those of Vista Photographic and Video Group, Ltd. (the Company). The Company is a partnership formed under the laws of the State of Texas on May 31, 1997. The Company was formed as a full service video production house and a producer, aggregator and broadcaster of streaming media programming for the Internet.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.  Accounting Method

         The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

         b.  Income Taxes

         The Company had elected to be taxed as a partnership, accordingly, there is no provision for income taxes at the company level.

         c.  Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

         d.  Revenue Recognition

         The Company's revenue is derived primarily from video production services. The revenue is recognized upon completion and delivery to the customer.

         e.  Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         f.  Allowance for Doubtful accounts

         The Company's accounts receivable are shown net of an allowance for doubtful accounts of $2,655 at December 31, 1999.

  The accompanying notes are an integral part of these financial statements.

         g.  Advertising Expense

         The Company expenses advertising costs as incurred.

                   VISTA PHOTOGRAPHIC AND VIDEO GROUP, LTD.
                       Notes to the Financial Statements
                          December 31, 1999 and 1998


NOTE 3 - PROPERTY AND EQUIPMENT

         All property and equipment is accounted for at cost. Property and equipment is depreciated over its estimated useful lives of five to seven years using the straight-line method. For the years ended December 31, 1999 and 1998, the Company expensed $45,026 and $41,561 in depreciation.

NOTE 4 - NOTES PAYABLE - RELATED PARTY

         The Company has received advances from related parties which bear interest at prime plus 1%, are unsecured and due on demand. The balance due at December 31, 1999 was $225,000.

NOTE 5 - LINE OF CREDIT

         An analysis of the line of credit with Wells Fargo Bank as of December 31, 1999 is shown below:

                       Available Line                Debt
                            of Credit         Outstanding
                       ---------------     --------------

                       $      200,000      $      145,601
                       ===============     ==============

         Borrowings under the line of credit are guaranteed by the Company's equipment and accounts receivable. Interest accrues at the bank's prime rate plus 2.75% (11.25% at December 31, 1999).

NOTE 6 - COMMITMENTS AND CONTINGENCIES

         On January 26, 2000, the Company entered into an operating lease for its office and warehouse space located in Carrollton, Texas. The lease is for a period of three years and expires on January 31, 2003. Base monthly payments are $1,614. Rent expense for the years ended December 31, 1999 and 1998 were $19,200 and $14,377, respectively.

NOTE 7 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the relation of assets and liquidation of liabilities in the normal course of business. However, the Company has current liabilities in excess of current assets of $439,942 and has generated losses for the years ended December 31, 1999 and 1998. Members of the Company have committed to meeting the current operational cash flow needs of the Company.

NOTE 8 - SUBSEQUENT EVENTS

         On February 3, 2000, the Company was acquired by e resources, inc. (formerly Dryden Industries, Inc.) and became a wholly-owned subsidiary.

                                      10